FILED PURSUANT TO RULE 433

File No. 333-216372

CITIGROUP INC.

$2,500,000,000

2.876% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2023

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	July 17, 2017

Settlement Date:	July 24, 2017 (T+5 days)

Maturity:	July 24, 2023

Par Amount:	$2,500,000,000

Treasury Benchmark:	1.750% due June 30, 2022

Treasury Price:	$99-17+

Treasury Yield:	1.846%

Re-offer Spread to Benchmark:	T5+103 bp

Re-offer Yield:	2.876%

Fixed Rate Coupon:	2.876%, payable semiannually in arrears from and including the Settlement Date to, but excluding, July 24, 2022 (the “fixed rate period”).

Floating Rate Coupon:	An annual floating rate equal to three-month USD LIBOR plus 0.950%, payable quarterly in arrears from and including July 24, 2022 (the “floating rate period”).

Floating Rate:	3 month USD –BBA–LIBOR Reuters LIBOR01

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$2,491,875,000 (before expenses)

Interest Payment Dates:	During the fixed rate period, each of January 24 and July 24, beginning January 24, 2018, and during the floating rate period, each of October 24, 2022, January 24, 2023, April 24, 2023, and July 24, 2023, beginning October 24, 2022. Following business day convention during the fixed rate period. Modified following business day convention during the floating rate period. Business days New York.

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after January 24, 2018 and prior to July 24, 2022, at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s Prospectus dated April 7, 2017 (the “Prospectus”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to July 24, 2022, plus 0.150%.

We may redeem the notes, at our option, (i) in whole, but not in part, on July 24, 2022, or (ii) in whole at any time or in part from time to time, on or after June 24, 2023 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

CITIGROUP INC.

$2,500,000,000

2.876% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2023

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967LM1

ISIN:	US172967LM17

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers:

ABN AMRO Securities (USA) LLC

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Nomura Securities International, Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

RBC Capital Markets, LLC

TD Securities (USA) LLC

Junior Co-Managers:

Academy Securities, Inc.

Bank of China Limited, London Branch

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

CIBC World Markets Corp.

Commerz Markets LLC

Credit Suisse Securities (USA) LLC

Fifth Third Securities, Inc.

Guzman & Company

ICBC Standard Bank Plc

Imperial Capital, LLC

Melvin Securities, LLC

Mizuho Securities USA LLC

National Bank of Canada Financial Inc.

Penserra Securities LLC

Regions Securities LLC

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

Tigress Financial Partners LLC

*Note:	A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-216372. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.